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                                                                   EXHIBIT 10.16

                                   SUBLEASE

1.  Parties:

    This Sublease is made and entered into as of August 29, 1997, by and between Pointcast, Inc., a California corporation ("Sublandlord"), and Internet Shopping Network, Inc., a California corporation ("Subtenant"), with respect to that certain Master Lease dated January 22, 1997, between Arrillaga Family Trust and Richard T. Peery Separate Property Trust, as "Landlord" and Sublandlord under this Sublease as "Tenant." A copy of the Master Lease is attached hereto as Exhibit A and incorporated herein by this reference.

2.  Provisions Constituting Sublease:

    2.1 This Sublease is subject and subordinate to the Master Lease. Upon any termination of the Master Lease, this Sublease shall also terminate. Sublandlord shall not terminate the Master Lease without the consent of Subtenant; provided however, that Sublandlord may terminate the Master Lease in the event of a casualty or condemnation without Subtenant's consent if Sublandlord has the fight to do so under the Master Lease. If Sublandlord elects to terminate the Master Lease in such circumstances, Sublandlord shall notify Subtenant concurrently with giving notice to Landlord, which notice shall be given not less than one hundred twenty (120) days following the date of the casualty or condemnation, as the case may be; provided however, that Sublandlord shall have the fight to provide earlier notice if Sublandlord is required to do so under the Master Lease. Subtenant hereby assumes and agrees to perform all of the obligations of "Tenant" under the Master Lease except as specifically set forth herein. Sublandlord hereby agrees to use reasonable efforts to cause Landlord under the Master Lease to perform all of the obligations of Landlord thereunder. Subtenant shall not commit or permit to be committed on the Subleased Premises any act .which violates any term or condition of the Master Lease.

    2.2 All of the terms and conditions contained in the Master Lease that are set forth in subparagraph (h) below are incorporated into this Sublease as if fully set forth herein subject to the following and any additional exceptions set forth in said subparagraph (h):

         (a) All references in such incorporated provisions to "Landlord", "Tenant", "Premises", "Lease" and "Basic Annual Rent" for the purposes of this Sublease shall be deemed to refer respectively to "Sublandlord", "Subtenant", the "Subleased Premises" this "Sublease" and "Base Monthly Rent" as such terms are defined in this Sublease; and all references to paragraph numbers of the Master Lease in incorporated provisions of the Master Lease shall be deemed to be references to such paragraphs as incorporated into this Sublease.

         (b) In any case where under the incorporated provisions of the Master Lease the "Landlord" reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of, enter or use the Premises or any areas beneath, above or adjacent thereto, such reservation or
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grant of right of entry shall be deemed to be for the benefit of both Landlord and Sublandlord.

         (c) In any case where under the incorporated provisions of the Master Lease the "Landlord's" consent or approval is required, the consent or approval of both Landlord and Sublandlord shall be required and, if a provision of the Master Lease (as incorporated into this Sublease) or this Sublease requires Sublandlord not to unreasonably withhold its consent, Sublandlord shall not be in default of this Sublease or otherwise liable to Subtenant for withholding its consent if Landlord fails to consent to the matter in question. If Landlord is required to act reasonably under the Master Lease, Sublandlord shall (i) also act reasonably, and (ii) use reasonable efforts to obtain Landlord's consent.

         (d) In any case where under the incorporated provisions of the Master Lease "Tenant" is to indemnify or to waive or release any claims against "Landlord", such indemnity and/or waiver shall be deemed to run from Subtenant to both Landlord and Sublandlord.

         (e) In any case where under the incorporated provisions of the Master Lease "Tenant" is to execute and deliver certain documents or notices, or to provide any documents or information, to "Landlord", such obligation shall be deemed to run from Subtenant to both Landlord and Sublandlord.

         (f) The time limits provided for in the Master Lease for the giving of notice, making of demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are amended for the purposes of this Sublease by lengthening or shortening the time limits in each instance by five
(5) days, as appropriate, so that notices may be given, demands made or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be, within the time limit relating thereto contained in the Master Lease; provided, if the Master Lease allows only five (5) days or less for Sublandlord to perform any act, or to undertake to perform any act, or to correct any failure relating to the Premises or this Sublease, then Subtenant shall nevertheless be allowed the lesser of the time permitted in the Master Lease or three (3) days to perform the act, undertake the act and/or correct the failure relating to the Premises or this Sublease.

         (g) Subtenant acknowledges that with respect to any work, services, repairs, restoration, insurance obligations or the performance of any other obligation of Landlord under the Master Lease, that Sublandlord shall be under no obligation to provide any such services or work or satisfy any such obligations or covenants; provided, however, Sublandlord shall use reasonable efforts to enforce the obligations of Landlord under the Master Lease. Wherever in this Sublease Sublandlord is required to take any action to enforce the obligations of Landlord on behalf of Subtenant, Subtenant shall reimburse Sublandlord for all reasonable out-of-pocket costs incurred by Sublandlord in so doing; provided however, that Sublandlord shall not take any action for which it will request (and for which it has the right to request) reimbursement until Sublandlord obtains Subtenant's approval of the estimated cost thereof.

         (h) The following paragraphs of the Master Lease are incorporated into this

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Sublease: the introductory paragraph immediately preceding Section 1 defining the term "Premises"; 1; 4.C; 4.D (provided however, the time for payment of Additional Rent shall be changed from five (5) days and thirty (30) days to three (3) days and twenty (20) days, respectively); 5 (provided however, that Subtenant shall not be required to remove any of the alterations or improvements constructed in the Subleased Premises by Landlord pursuant to paragraph 48 of the Master Lease); 6; 7; 8; 9; 10; 11; 12 (provided however, that Landlord, and not Sublandlord, shall be responsible for maintaining the insurance described therein); 13; 14; 15; 16 (provided however, that Sublandlord and Subtenant acknowledge that the Master Lease provides that in no event will Landlord consent to a sub-sublease and accordingly, the parties agree that Sublandlord shall be reasonable in withholding its consent to any sublease or assignment or other transfer of the Premises if Landlord does not consent to the proposed transaction for any reason whatsoever and Sublandlord shall not be obligated to take any action against or with respect to Landlord to cause Landlord to grant consent to such transaction); 17 (provided however, that the references to "Landlord" shall mean Landlord and not Sublandlord and the references to "Tenant" shall mean both Sublandlord and Subtenant); 18; 19; 20; 21 (provided however, that Subtenant shall be entitled to an abatement of rent in the event of a casualty only to the extent that Sublandlord receives an abatement of rent under the Master Lease and further, provided however, Landlord, and not Sublandlord, shall be responsible for the repair and restoration obligations of the "Landlord"); 22 (provided however, that Subtenant shall be entitled to an abatement of Rent only to the extent that Sublandlord receives an abatement of rent under the Master Lease); 23 (provided however, that the "sale or conveyance" referenced therein shall apply to the assignment of the Master Lease); 24; 25; 26; 27; 28; 29; 30; 31 (provided however, that the addresses for notice shall be those set forth in this Sublease); 32; 33; 34; 36 (provided however, that subparagraph (a) is deleted and further, provided however, that the references to "partner" shall be replaced with "shareholder, officer or director"); 37; 38 (provided however, that subparagraph (i) shall be deleted); 40, 41; 42; 43; 44 (provided however, that Landlord, and not Sublandlord, shall be responsible for the obligations of the "Landlord"); 45 (provided however, that Landlord, and not Sublandlord, shall be responsible for the obligations of "Landlord"); 46 (excluding the first three sentences thereof); 50 (provided however, that Landlord, and not Sublandlord, shall be responsible for the obligations of "Landlord"); 52; 53 (provided however, that with respect to Subtenant's right to contest Real Property Taxes, Subtenant shall only have the right to do so if Landlord consents thereto); 54 (provided however, that Sublandlord only shall be obligated to use reasonable efforts to cause Subtenant to benefit from the provisions of said Section 54); 55; 56; and 57.

3.  Subleased Premises and Rent:

    3.1  Subleased Premises:

         Sublandlord leases to Subtenant and Subtenant leases from Sublandlord the Subleased Premises upon all of the terms, covenants and conditions contained in this Sublease. The Subleased Premises consist of all of the premises leased to Sublandlord under the Master Lease as follows: an approximately 31,266 (+/-) square foot two-story building located at 500 Macara Avenue, Sunnyvale, CA together with the parking, sidewalks, driveways and landscaped areas appurtenant thereto. Sublandlord shall deliver the Subleased Premises in the configuration shown on Exhibit B attached

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hereto; provided however, at Subtenant's request (and without cost to
Subtenant), the carpet and the drop-ceiling shall not be installed until improvements to be constructed by, or at the direction of, Subtenant are substantially completed. Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Subleased Premises as it deems necessary to evaluate its condition. Tenant agrees to accept possession of the Subleased Premises in its then existing condition, "as is, where is, with all faults", subject to the rights of the "Tenant" under the last paragraph of
Section 48 of the Master Lease, which rights shall be enforced jointly by Subtenant and Sublandlord, as necessary. Notwithstanding the foregoing to the contrary, Sublandlord's obligations with respect to the correction of defects and "punch list" items shall be limited to using reasonable efforts to cause Landlord to repair and/or complete such items. Sublandlord hereby assigns to Subtenant during the Term the right to enforce any warranties in effect with respect to the Subleased Premises to the extent such warranties would reduce Subtenant's obligations hereunder and shall cooperate with Subtenant in entering into any such warranties except that the Sublandlord shall not be required to incur any expenses in this regard. Subtenant acknowledges that Sublandlord has not made any representation or warranty to Subtenant with regard to the Subleased Premises including, without limitation, the suitability of the Subleased Premises for the conduct of Subtenant's business, the physical, environmental and economic condition and the compliance of the Subleased Premises with applicable legal requirements except as otherwise expressly provided herein.

    3.2  Rent:

         Commencing on the Commencement Date, Subtenant shall pay to Sublandlord as base monthly rent ("Base Monthly Rent") for the Subleased Premises the following:


                MONTHS                  RENT/SQ. FT./MO. NNN

          Commencement Date                 $71,911.80
          through 8/31/98

          9/1/98 through 8/31/99            $74,100.42

          9/1/99 through 8/31/00            $76,289.04

Rent shall be payable by Subtenant to Sublandlord in consecutive monthly installments on or before the first day of each calendar month during the Sublease Term without deductions, offset, prior notice or demand. If the Commencement Date or the termination date of the Sublease occurs on a date other than the first day or the last day, respectively, of a calendar month, then the Rent for such partial month shall be prorated based on the actual number of days in the calendar month and the prorated Rent shall be payable on the Commencement Date or on the first day of the calendar month in which the Sublease termination date occurs, respectively.

    In addition to Base Monthly Rent, and as additional rent, Subtenant shall pay to Sublandlord all other costs, expenses and other amounts payable by Sublandlord under the Master Lease including, without limitation all amounts payable by Sublandlord pursuant to paragraph 4.D of the

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Master Lease and all costs of utilities serving the Subleased Premises; provided however, Subtenant shall not be required to pay any additional rent that is payable as a result of a default by Sublandlord of any of its obligations under the Master Lease. All amounts in addition to Base Monthly Rent required to be paid by Subtenant under this Sublease shall be deemed to be rent ("Rent"). Upon execution hereof, Subtenant shall deposit with Sublandlord the sum of Seventy-One Thousand Nine Hundred Eleven Dollars and Eighty Cents ($71,911.80) which amount shall be applied against the Base Monthly Rent due under this Sublease for the first month of the Sublease Term. In consideration of Sublandlord's agreement to enter into this Sublease, and as additional rent, on or before ten
(10) days following the date that this Sublease is fully executed and delivered by Sublandlord and Subtenant, Subtenant shall pay to Landlord an amount equal to fifty percent (50%) of the amount of Basic Rent (as that term is defined in the Master Lease) and Additional Rent (as that term is defined in the Master Lease) that is payable by Sublandlord to Landlord for the month of August.

    3.3  Security Deposit:



         Upon the execution hereof, Subtenant shall deposit with Sublandlord a security deposit (the "Security Deposit") in the amount of Seventy-Six Thousand Two Hundred Eighty-Nine Dollars and Four Cents ($76,289.04). Sublandlord may use and commingle the Security Deposit with other funds of Sublandlord. If Subtenant fails to pay Rent or other charges due hereunder or otherwise fails to perform any other obligations of Subtenant under this Sublease beyond any applicable notice and cure period, then Sublandlord may draw upon, use, apply or retain all or any portion of the Security Deposit for the payment of any Rent or other charge in default, for the payment of any other sum which Sublandlord has become obligated to pay by reason of Subtenant's default, or to compensate Sublandlord for any loss or damage which Sublandlord has suffered thereby. If Sublandlord so uses or applies all or any portion of the Security Deposit, then Subtenant shall, within ten (10) days after demand therefor, deposit cash with Sublandlord in the amount required to restore the Security Deposit to the full amount stated above and Subtenant's failure to so restore shall constitute a material default by Subtenant under this Sublease. Upon the expiration of this Sublease and Subtenant's vacation of the Subleased Premises, Sublandlord shall, within ten
(10) days, return to Subtenant that portion of the Security Deposit which has not been applied by Sublandlord pursuant to this paragraph, or which is not otherwise required to cure Subtenant's defaults.

4.  Rights of Access and Use:

    4.1  Use:

         Subtenant shall use the Subleased Premises only for those purposes permitted in the Master Lease, unless Sublandlord and Landlord consent in writing to other uses prior to the commencement thereof. Notwithstanding anything to the contrary in this Sublease or the Master Lease, in no event shall Subtenant or its agents, employees, contractors, invitees, subtenants or assignees use, store, dispose of, release, manufacture, recycle, treat, discard, transport or otherwise

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bring upon, keep or use any Hazardous Materials (as that term is defined in paragraph 50 of the Master Lease) in, on, to, or about the Subleased Premises (other than customary quantities and types of Hazardous Materials used solely for office and janitorial purposes).

5.  Sublease Term:

    5.1  Sublease Term:

         The Sublease Term shall be for the period commencing September 1, 1997 (the "Commencement Date") and continuing through August 31, 2000. In no event shall the Sublease Term extend beyond the Term of the Master Lease.

    5.2  Inability to Deliver Possession:

         In the event Sublandlord is unable to deliver possession of the Subleased Premises on September 1, 1997, Sublandlord shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable but Subtenant shall not be liable for Rent until such time as Sublandlord delivers possession of the Subleased Premises to Subtenant (which date shall become the Commencement
Date). The Term hereof shall not be extended by such delay. If Subtenant, with Sublandlord's consent, takes possession prior to the Commencement Date, Subtenant shall do so subject to all the covenants and conditions hereof and shall pay Rent for the period commencing on the date Subtenant first takes occupancy of the Subleased Premises and ending on the Commencement Date at the same rental as that prescribed for the first month of the term prorated at a rate of 1/31st thereof per day. If Sublandlord is unable to deliver possession of the Subleased Premises in the configuration shown on Exhibit B on or before October 15, 1997, Subtenant, at Subtenant's option, may terminate this Sublease at any time thereafter prior to delivery of possession by giving Sublandlord written notice of its election to do so.

6.  Notices:

    All notices, demands, consents and approvals which may or are required to be given by either party to the other-hereunder shall be given in the manner provided in paragraph 31 of the Master Lease, at the addresses shown on the signature page hereof. Sublandlord shall notify Subtenant of any event of default under the Master Lease, or of any other event of which Sublandlord has actual knowledge which will impair Subtenant's ability to conduct its normal business at the Subleased Premises, as soon as reasonably practicable following the earlier of Sublandlord's receipt of notice from the Landlord of an event of default or actual knowledge of such impairment. Sublandlord shall send a copy of all notices given to Subtenant under this Sublease to HSN at the following address: Home Shopping Network, Inc., Legal Dept., Attention: General Counsel, One HSN Drive, St. Petersburg, Florida 33729.

7.  Lease Guaranty:

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    Subtenant is a wholly owned subsidiary of Home Shopping Network, Inc.
("HSN"), who has agreed to guarantee this sublease per the attached lease guaranty form (see Exhibit C). The obligations of Sublandlord hereunder are conditioned upon Sublandlord's receipt of a fully-executed guaranty from HSN in the form attached.

8.  Security System/Network Cabling:

    Subtenant shall install in the Subleased Premises a security system and network. The components and design of the system and network shall be subject to the prior written approval of Sublandlord, which approval shall not be unreasonably withheld or delayed. Additional functionality or features over and above the basic design shall be paid for by Subtenant. Sublandlord shall reimburse Subtenant for forty percent (40%) of the cost of the system and network; provided, however, in no event shall Sublandlord be required to reimburse Subtenant for an amount in excess of Twenty-Five Thousand Nine Hundred Eighty-Four Dollars ($25,984). At the end of the Term, the security system and network cabling shall revert to Sublandlord.

9.  Parking:

    Subtenant shall have the right to use all of the parking allocated for the Subleased Premises under the Master Lease which totals approximately 107 spaces.

10. Signage:

    Sublandlord, at Sublandlord's cost, shall install a monument sign on the comer of Macara Avenue and Maude Avenue pursuant to the diagram attached hereto as Exhibit D for Subtenant's exclusive use during the Sublease Term subject to all of the terms of the Master Lease. Subtenant shall be responsible for all costs for signage graphics.

11. Landlord's Consent:

    The obligations of the parties hereunder and the effectiveness of this Sublease are expressly conditioned upon Sublandlord's and Subtenant's receipt of Landlord's written consent to this Sublease in form reasonably acceptable to Sublandlord and Subtenant within ten (10) business days of the date hereof.

12. Brokers:

    Sublandlord and Subtenant warrant and represent that they have dealt with no real estate brokers in connection with this Sublease other than Cornish & Carey Commercial ("Broker"), and that no other broker is entitled to any commission on account of this Sublease. Sublandlord shall pay to Broker a leasing commission to which Broker is entitled on account of this Sublease pursuant to a separate agreement between Sublandlord and Broker. Subtenant and Sublandlord shall indemnify, defend, protect and hold each other harmless from and against any loss, cost or expense,

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including, but not limited to, reasonable attorneys' fees and court costs, resulting from any claim for any fee, commission or other compensation made by any other agent, broker, salesman or finder as a consequence of the indemnifying party's actions or dealings with such agent, broker, salesman or finder.

13. Compliance with Laws:

    Notwithstanding anything to the contrary in this Sublease or the Master Lease, if Subtenant is required to construct any structural improvement or alteration within the Subleased Premises to comply with any law, statute, ordinance or governmental rule or regulation pursuant to the terms of paragraphs 14 and 45 of the Master Lease (as such paragraphs are incorporated into this Sublease) (a "Required Alteration"), then, unless such Required Alteration is required as a result of Subtenant's use of the Subleased Premises or "triggered" by alterations or improvements constructed, or to be constructed, in the Subleased Premises by Subtenant following the Commencement Date, Sublandlord and Subtenant shall share the cost of the Required Alteration in accordance with the following formula: (i) the cost of the Required Alteration (the "Required Alteration Cost") shall be amortized over the number of months remaining in the initial term of the Master Lease as of the date that the Required Alteration is completed, (ii) Subtenant shall be responsible for that portion of the Required Alteration Cost which bears the same proportion to the Required Alteration Cost as the number of months remaining in the Sublease Term as of the date the Required Alteration is completed bears to the number of months remaining in the initial term of the Master Lease as of the date the Required Alteration is completed, and (iii) Sublandlord shall pay the balance of the Required Alteration Cost. Sublandlord shall have the right to approve the scope of the Required Alteration and the Required Alteration Cost, which approval shall not be unreasonably withheld or delayed.

14. Assignment and Subleasing:

    Sublandlord and Subtenant acknowledge that Section t 6 of the Master Lease provides that "in no event will Landlord consent, to a sub-sublease." Sublandlord and Subtenant agree as follows with respect to Subtenant's right to assign Subtenant's interest in this Sublease or sublease all or any portion of the Subleased Premises:

    A. Subtenant shall not sub-sublease the Subleased Premises or assign Subtenant's interest in this Sublease (each, a "Transfer") without Sublandlord's consent, which consent shall not be unreasonably withheld. Accordingly, Subtenant shall have the right to engage a Transfer with any third party, including without limitation, Home Shopping Network Incorporated and its affiliates with Sublandlord's consent, which consent shall not be unreasonably withheld. Subtenant acknowledges that Landlord has no obligation to consent to a Transfer and accordingly, (i) Sublandlord shall have no liability if Landlord refuses to consent to a Transfer, and (ii) Subtenant shall not enter into a Transfer without Landlord's consent.

    B. Notwithstanding the foregoing to the contrary, as between Sublandlord and

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Subtenant, Subtenant shall have the right, without the consent of Sublandlord
(but with ten (10) days' prior written notice to Sublandlord describing the proposed transferee and terms of the assignment or sublease, as the case may
be), to assign Subtenant's interest in this Sublease or sublease the Subleased Premises to (i) HSN or (ii) to an affiliate of Subtenant which is also controlled by HSN (each, a "Permitted Transfer"). HSN shall "control" such affiliate if HSN owns stock of such affiliate possessing more than fifty percent (50%) of the total combined voting power of all classes of the capital stock of such affiliate issued, outstanding and entitled to vote for the election of directors. Notwithstanding the foregoing, Subtenant shall not enter into a Permitted Transfer until Subtenant obtains Landlord's consent thereto, to the extent such consent is required under the Master Lease and/or Landlord's Consent to Sublease executed in connection with this Sublease.

    C. If Sublandlord does not consent to a proposed Transfer, then Subtenant may request that this Sublease be terminated and that a new sublease (the "New Sublease") be entered into between the proposed subtenant or assignee, as the case may be, and Sublandlord on the same terms as this Sublease (except that the term of the New Sublease shall be for the balance of the term of this Sublease as of the effective date of the New Sublease). Sublandlord shall not unreasonably withhold its consent to such request provided that (i) HSN executes a new guaranty (in the form of the Guaranty attached hereto as Exhibit C) guaranteeing the obligations of the proposed subtenant under the New Sublease,
(ii) Subtenant (or the then subtenant of the Premises) also executes a guaranty (in the form of the Guaranty attached hereto as Exhibit C) guaranteeing the obligations of the proposed subtenant under the New Sublease, and (iii) Sublandlord shall not incur any out-of-pocket costs in connection with the New Sublease including, without limitation, brokerage commissions and/or attorneys' fees, unless Subtenant reimburses Sublandlord for the same.

    D. In connection with a Transfer described in subparagraph 14.A hereof or a New Sublease described in subparagraph 14.C hereof, Subtenant shall give Sublandlord and Landlord written notice of the proposed terms of the Transfer or the New Sublease, as the case may be, and request Sublandlord's and Landlord's approval, which notice shall include the following: (i) the name and legal composition of the proposed transferee; (ii) a current financial statement of the transferee, financial statements of the transferee covering the preceding three years, to the extent the same exist, and (if available) an audited financial statement of the transferee for a period ending not more than one (1) year prior to the proposed effective date of the Transfer or the New Sublease, as the case may be, all of which are prepared in accordance with generally accepted accounting principles; (iii) the nature of the proposed transferee's business to be carded on in the Subleased Premises; (iv) all consideration to be given on account of the Transfer or New Sublease, as the case may be; and (v) a current financial statement of Subtenant (if available). Subtenant shall provide to Sublandlord and Landlord such other information as may be reasonably requested by Sublandlord and/or Landlord.

    E. In the event of any inconsistencies between the terms of this paragraph 14 and paragraph 16 and 46 of the Master Lease, as incorporated into this Sublease, the terms of this paragraph 14 shall prevail.

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Sublandlord:                            Subtenant:

POINTCAST, INC.,                        INTERNET SHOPPING NETWORK; INC., a
a California corporation                California Corporation

By: _______________________________     By: _________________________________

Its: ______________________________     Its: _________________________________

Date: _____________________________     Date: _______________________________


501 Macara Avenue                       3475 Deer Creek Road
Sunnyvale, California 94086             Palo Alto, California 94304






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